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Evans Bancorp, Inc.  One Grimsby Drive Hamburg, NY  14075

IMMEDIATE RELEASE

Evans Bancorp Reports Second Quarter 2014 Net Income of $1.6 Million, or $0.37 per Diluted Share

HAMBURG, NY, August 4, 2014 – Evans Bancorp, Inc. (the “Company” or “Evans”) (NYSE MKT: EVBN), a community financial services company serving Western New York since 1920, today reported its results of operations for the second quarter ended June 30, 2014.

HIGHLIGHTS OF THE 2014 SECOND QUARTER

•

Second quarter net income of $1.6 million, or $0.37 per diluted share was down from $1.9 million, or $0.46 per diluted share in second quarter 2013, primarily resulting from $1.0 million ($0.6 million after tax), or approximately $0.14 per share (after tax), set aside for litigation expense.

•	Growth in loans and non-interest bearing demand deposits drove net interest income increase of 9.7% to $7.7 million.

•	Strong loan growth of 9.2% over the prior-year period resulted in total loans of $663.4 million at June 30, 2014.

•	Total deposits were up 2.1% or $14.8 million, over the second quarter of 2013, driven by 11.8% growth in demand deposits.

•	The ratio of non-performing loans and leases to total loans and leases improved from 2.21% to 0.82% year-over-year.

Net income was $1.6 million in the second quarter of 2014, down from $1.9 million in the second quarter of 2013, primarily due to litigation expense of $1.0 million ($0.6 million after tax), or approximately $0.14 per share in the current quarter. Excluding the litigation expense, net income was $2.2 million, a 15.8% increase over net income of $1.9 million in the prior year period. The litigation accrual is related to the New York State (NYS) Attorney General's allegations regarding the Bank’s residential mortgage fair lending practices, as previously disclosed in the Company’s filings with the Securities and Exchange Commission (SEC). Although the Company has not incurred actual payments related to the investigation to date, the Company has recorded a reserve based on estimated outcomes from legal proceedings.  As a result of the litigation accrual, return on average equity was 7.52% for the second quarter of 2014 compared with 9.86% in the second quarter of 2013.

For the six months ended June 30, 2014, Evans recorded net income of $3.6 million, or $0.84 per diluted share, a 3.9% decrease from net income of $3.7 million, or $0.89 per diluted share, in the same period in 2013. The return on average equity was 8.74% for the six-month period ended June 30, 2014, compared with 9.71% for the same period in 2013.  The decrease for the six-month period was also attributable to the litigation accrual recorded during the second quarter.

“We are disappointed that we have thus far been unable to reach agreement with the State Attorney General. Our Bank has a long, demonstrated history of community involvement and positive reports regarding our banking practices from our primary federal regulator, The Office of the Controller of the Currency, more commonly known as the OCC,” said David J. Nasca, President and CEO of Evans Bank and its holding company.  “As a local community-oriented financial institution, Evans has built a culture that encourages and supports community involvement. We remain fully committed to the Western New York community we serve and will continue to reach out with financial literacy programs, specialized loan product offerings and accessible ATMs, as well as partnering with community development groups.”

Evans Bancorp Reports Second-quarter 2014 Net Income of $1.6 Million, or $0.37 per Diluted Share

August 4, 2014

Mr. Nasca added, “Despite the disappointment, we have not lost sight of the strong performance we had in the quarter. Excluding this unusual item, net income grew nearly 16%.  We experienced healthy growth in our income producing businesses, especially in loans and net interest income, due to the continued success in expanding our customer base.”

Net Interest Income

Net interest income was $7.7 million for the second quarter, an increase of 9.7% from the prior-year period, and up 5.3% from the trailing first quarter of 2014.  Growth in loans and non-interest bearing demand deposits drove the increase over both periods.

Net interest margin increased 19 basis points to 3.98% from 3.79% in the trailing first quarter, primarily driven by an increase in the yield on interest-earning assets.  Net interest margin improved 30 basis points over the 2013 second quarter rate of 3.68%.  The increase in net interest margin from the prior-year period was due to a 5 basis point decrease in pricing on Evans’ interest bearing liabilities, combined with a 25 basis point increase in the yield on interest-earning assets due to utilization of lower interest-earning fed funds into higher yielding loans.

The provision for loan and lease losses was $0.2 million in the 2014 second quarter, up from $0.1 million in the prior-year period.  When compared with the trailing first quarter of 2014, the provision increased by only $23 thousand due to offsetting changes in specific reserves held on individually evaluated loans.

Non-Interest Income

Non-interest income was $3.1 million, or 28.4% of total revenue, in the quarter, down $0.2 million, or 5.0%, from the prior-year period.  Insurance agency revenue of $1.6 million was down 8.1% from the 2013 second quarter, due mostly to decreases in profit sharing revenue.  Compared with the trailing first quarter of 2014, total non-interest income decreased by 10.1%, mostly due to a decrease of $0.5 million, or 25.6%, in insurance agency revenue as a result of seasonal profit sharing.

Non-Interest Expense

Total non-interest expense was $8.3 million, an increase of 14.8% from the prior-year period.  Excluding $1.0 million in litigation expense, total non-interest expense was $7.3 million, an increase of 1.0% from the prior-year period.  Personnel expenses, the largest expense item for the Company, were up $0.4 million, or 8.0%, from the last year’s second quarter, and reflect annual merit increases and personnel hires to support the Company’s growth strategy. Disciplined expense management resulted in an aggregated decrease in all other expense categories of $265 thousand compared with the 2013 second quarter.

Income tax expense for the quarter was $0.7 million, representing an effective tax rate of 29.2%, compared with an effective tax rate of 33.2% in the second quarter of 2013. The effective tax rate decreased as a result of tax-exempt income comprising a larger percentage of total income in the second quarter of 2014, as compared with the second quarter of 2013.

Balance Sheet Highlights

Total assets grew 1.7% to $830.6 million at June 30, 2014, from $816.3 million on June 30, 2013, though were down 2.0% from $846.9 million at the end of the 2014 first quarter.  Loans of $663.4 million grew 9.2% from $607.4 million at June 30, 2013 and were up 0.4% from $660.7 million at March 31, 2014.  The increase was mostly due to growth in both commercial real estate and commercial and industrial loan portfolios for both periods.

Investment securities were $107.3 million at June 30, 2014, up 8.0% from the end of second quarter of 2013, and up 7.5% from the trailing 2014 first quarter.

Evans Bancorp Reports Second-quarter 2014 Net Income of $1.6 Million, or $0.37 per Diluted Share

August 4, 2014

Total deposits increased $14.8 million, or 2.1%, to $707.2 million at June 30, 2014, from $692.4 million at June 30, 2013, but decreased $14.8 million, or 2.1%, from the 2014 first quarter-end.  The year-over-year growth was mainly attributable to deposit increases in commercial demand deposits.  The decrease from the 2014 first quarter was mainly the result of outflows of seasonal municipal savings deposits.

Asset Quality

Net charge offs in the second quarter resulted in a 0.24% ratio of net charge offs to average total loans and leases.  This was up from net recoveries of (0.02%) in the second quarter of 2013, and from net recoveries of (0.05%) in the first quarter of 2014.

The ratio of non-performing loans and leases to total loans and leases improved to 0.82% at June 30, 2014, from 2.21% at June 30, 2013, and increased slightly from 0.79% at March 31, 2014.  During the second quarter of 2014, there was a $0.3 million increase in non-performing loans and leases.

The ratio of the allowance for loan and lease losses to total loans and leases was 1.74% at June 30, 2014 compared with 1.78% at March 31, 2014 and 1.69% at June 30, 2013.  The coverage ratio was 211.6% at June 30, 2014 compared with 224.7% at the end of the trailing first quarter and 76.2% at June 30, 2013.

Gary A. Kajtoch, Executive Vice President and CFO commented, “Excellent loan growth, coupled with our strong credit quality, as evidenced by low non-performing loans and leases, resulted in another quarter of solid operating results.”

Capital Management

The Company consistently maintains regulatory capital ratios measurably above the federal “well capitalized” standard, including a Tier 1 leverage ratio of 10.04% at June 30, 2014.  Book value per share was $19.84 at June 30, 2014 compared with $19.41 at March 31, 2014 and $18.41 at June 30, 2013.

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $831 million in assets and $707 million in deposits at June 30, 2014. Evans is a full-service community bank, with 13 branches, providing comprehensive financial services to consumer, business and municipal customers throughout Western New York. Evans Bancorp's wholly-owned insurance subsidiary, The Evans Agency, LLC, provides property and casualty insurance through seven insurance offices in the Western New York region. Evans Investment Services provides non-deposit investment products, such as annuities and mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their Web sites, at www.evansbancorp.com and www.evansbank.com.

Evans Bancorp Reports Second-quarter 2014 Net Income of $1.6 Million, or $0.37 per Diluted Share

August 4, 2014

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings. These statements are not historical facts or guarantees of future performance, events or results. There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies. These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
Gary A. Kajtoch Executive Vice President and Chief Financial Officer	Deborah K. Pawlowski Kei Advisors LLC
Phone: (716) 926-2000 Email: gkajtoch@evansbank.com	Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

TABLES FOLLOW

Evans Bancorp Reports Second-quarter 2014 Net Income of $1.6 Million, or $0.37 per Diluted Share

August 4, 2014

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA (UNAUDITED)
(in thousands, except share and per share amounts)
	6/30/2014	3/31/2014	12/31/2013	9/30/2013	6/30/2013
ASSETS
Investment Securities	$107,290	$99,812	$104,880	$99,175	$99,329
Loans	663,399	660,695	646,996	625,555	607,442
Leases	-	-	-	-	337
Allowance for loan and lease losses	(11,522)	(11,734)	(11,503)	(10,890)	(10,259)
Goodwill and intangible assets	8,128	8,168	8,209	8,249	8,305
All other assets	63,261	89,935	84,916	104,871	111,120
Total assets	$830,556	$846,876	$833,498	$826,960	$816,274

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	148,559	139,975	139,973	140,423	132,820
NOW deposits	73,645	79,531	65,927	66,095	67,736
Regular savings deposits	376,759	393,735	390,575	383,766	379,782
Time deposits	108,207	108,702	110,137	112,341	112,076
Total deposits	707,170	721,943	706,612	702,625	692,414
Borrowings	30,450	31,704	33,680	34,509	34,872
Other liabilities	9,987	12,712	12,495	11,191	11,703
Total stockholders' equity	$82,949	$80,517	$80,711	$78,635	$77,285

SHARES AND CAPITAL RATIOS
Common shares outstanding	4,179,758	4,147,666	4,201,362	4,200,207	4,198,596
Book value per share	$19.84	$19.41	$19.21	$18.72	$18.41
Tangible book value per share	$17.90	$17.44	$17.26	$16.76	$16.43
Tier 1 leverage ratio	10.04%	10.20%	10.36%	10.27%	10.06%
Tier 1 risk-based capital ratio	13.10%	13.44%	13.64%	13.84%	14.17%
Total risk-based capital ratio	14.35%	14.70%	14.90%	15.10%	15.42%

ASSET QUALITY DATA
Total non-performing loans and leases	$5,445	$5,221	$13,733	$14,311	$13,456
Total net loan and lease charge-offs (recoveries)	388	(79)	(231)	143	(25)

Non-performing loans and leases/ Total loans and leases	0.82%	0.79%	2.12%	2.29%	2.21%
Net loan and lease charge-offs/ Average loans and leases	0.24%	(0.05)%	(0.15)%	0.09%	(0.02)%
Allowance for loans and leases to total loans and leases	1.74%	1.78%	1.78%	1.74%	1.69%

Evans Bancorp Reports Second-quarter 2014 Net Income of $1.6 Million, or $0.37 per Diluted Share

August 4, 2014

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED OPERATIONS DATA (UNAUDITED)
(in thousands, except share and per share amounts)
	2014	2014	2013	2013	2013
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter

Interest income	$8,592	$8,219	$8,305	$8,149	$7,993
Interest expense	910	921	961	975	991
Net interest income	7,682	7,298	7,344	7,174	7,002
Provision for loan and lease losses	176	153	236	774	80
Net interest income after provision	7,506	7,145	7,108	6,400	6,922

Deposit service charges	464	461	510	540	506
Insurance service and fee revenue	1,586	2,131	1,579	1,906	1,726
Bank-owned life insurance	151	145	158	108	129
Other income	854	658	771	64	853
Total non-interest income	3,055	3,395	3,018	2,618	3,214

Salaries and employee benefits	4,564	4,695	4,604	4,637	4,225
Occupancy	685	743	761	695	738
Repairs and maintenance	180	176	189	169	187
Advertising and public relations	281	222	268	158	236
Professional services	418	518	478	480	480
Technology and communications	278	300	353	299	340
Amortization of intangibles	40	41	41	55	62
FDIC insurance	112	162	126	147	165
Litigation expense	1,000	-	-	-	-
Other expenses	774	761	879	708	824
Total non-interest expenses	8,332	7,618	7,699	7,348	7,257

Income before income taxes	2,229	2,922	2,427	1,670	2,879
Income tax (benefit) provision	650	909	760	(779)	956
Net income	$1,579	$2,013	$1,667	$2,449	$1,923

PER SHARE DATA
Net income per common share - diluted	$0.37	$0.47	$0.39	$0.58	$0.46
Cash dividends per common share	$-	$0.31	$-	$0.26	$-
Weighted average number of
diluted shares	4,248,249	4,284,016	4,265,655	4,232,961	4,219,428

PERFORMANCE RATIOS
Return on average total assets	0.76%	0.96%	0.80%	1.20%	0.94%
Return on average stockholders' equity	7.52%	10.01%	8.35%	12.50%	9.86%
Efficiency ratio	77.23%	70.86%	73.90%	68.59%	70.43%

Evans Bancorp Reports Second-quarter 2014 Net Income of $1.6 Million, or $0.37 per Diluted Share

August 4, 2014

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED AVERAGE BALANCES AND YIELDS/RATES (UNAUDITED)
(in thousands)
	2014	2014	2013	2013	2013
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter

AVERAGE BALANCES
Loans and leases, net	$647,169	$641,265	$620,936	$604,283	$585,431
Investment securities	105,380	103,491	101,343	97,049	100,027
Interest bearing deposits at banks	18,625	26,238	41,414	55,102	74,617
Total interest-earning assets	771,174	770,994	763,693	756,434	760,075
Non-interest earning assets	64,944	65,919	65,143	62,461	60,814
Total Assets	$836,118	$836,913	$828,836	$818,895	$820,889

NOW	73,873	71,190	65,764	66,926	69,698
Regular savings	345,620	357,471	355,426	356,939	356,616
Muni-vest savings	38,255	31,419	31,508	22,367	28,916
Time deposits	108,699	109,549	111,042	111,774	111,615
Total interest-bearing deposits	566,447	569,629	563,740	558,006	566,845
Other borrowings	32,410	35,213	35,806	34,690	36,704
Total interest-bearing liabilities	598,857	604,842	599,546	592,696	603,549

Demand deposits	145,018	139,503	137,731	135,491	128,369
Other non-interest bearing liabilities	10,101	12,090	11,740	12,323	10,991
Stockholders' equity	82,142	80,478	79,819	78,385	77,980
Total Liabilities and Equity	$836,118	$836,913	$828,836	$818,895	$820,889

YIELD/RATE
Loans and leases, net	4.87%	4.68%	4.88%	4.93%	4.97%
Investment securities	2.65%	2.68%	2.77%	2.75%	2.68%
Interest bearing deposits at banks	0.32%	0.23%	0.29%	0.28%	0.24%
Total interest-earning assets	4.46%	4.26%	4.35%	4.31%	4.21%

NOW	0.44%	0.42%	0.48%	0.48%	0.49%
Regular savings	0.27%	0.28%	0.29%	0.30%	0.29%
Muni-vest savings	0.22%	0.22%	0.22%	0.21%	0.22%
Time deposits	1.55%	1.52%	1.58%	1.59%	1.62%
Total interest-bearing deposits	0.53%	0.53%	0.56%	0.58%	0.57%
Other borrowings	1.89%	1.87%	1.90%	1.95%	1.97%
Total interest-bearing liabilities	0.61%	0.61%	0.64%	0.66%	0.66%

Interest rate spread	3.85%	3.65%	3.71%	3.65%	3.55%
Contribution of interest-free funds	0.13%	0.14%	0.14%	0.14%	0.13%
Net interest margin	3.98%	3.79%	3.85%	3.79%	3.68%